ADMINISTRATION AGREEMENT

Schedule I

Funds

Cambria Global Income and Currency Strategies ETF
Cambria Shareholder Yield ETF
Cambria Foreign Shareholder Yield ETF
Cambria Emerging Shareholder Yield ETF
Cambria Sovereign High Yield Bond ETF
Cambria Global Value ETF
Cambria Global Momentum ETF
Cambria Value and Momentum ETF
Cambria Global Asset Allocation ETF
Cambria Managed Futures Strategy ETF
Cambria Tail Risk ETF
Cambria Risk Parity ETF
Cambria Endowment and Family Office ETF
Cambria Omaha ETF
Cambria Trendfollowing ETF
Cambria Long Short ETF
Cambria Foreign Value and Momentum ETF
Dhandho Junoon ETF